PROSPECTUS SUPPLEMENT #2                        FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JULY 2, 1999)                    REGISTRATION NO. 333-78419
AND SUPPLEMENT DATED JULY 15, 1999)

                                  EXCITE@HOME

                              AT HOME CORPORATION

                   $437,000,000 PRINCIPAL AMOUNT AT MATURITY
                  CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

                        SHARES OF SERIES A COMMON STOCK
                   ISSUABLE UPON CONVERSION OF THE DEBENTURES
                            ------------------------

     This prospectus supplement relates to the resale by the holders of convertible subordinated debentures due 2018 of Excite@Home and the shares of Excite@Home Series A common stock issuable upon the conversion of the debentures.

     You should read this prospectus supplement in conjunction with the prospectus dated July 2, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                          PRINCIPAL AMOUNT OF
                                              DEBENTURES        PERCENTAGE OF   SHARES OF SERIES A
                                          BENEFICIALLY OWNED     DEBENTURES        COMMON STOCK
                  NAME                     THAT MAY BE SOLD      OUTSTANDING     THAT MAY BE SOLD
                  ----                    -------------------   -------------   ------------------
Goldman Sachs & Co. (**)................      $ 2,940,000              *              38,514
HBK Cayman L.P. ........................      $ 5,605,000            1.3%             73,425
HBK Offshore Fund Ltd. .................      $10,595,000            2.4%            138,794
Merrill Lynch Pierce Fenner & Smith
  Inc...................................      $ 7,544,000            1.7%             98,826
Other holders of debentures or future
  transferees of these holders (***)....      $48,200,000           11.0%            631,420

---------------
*   Less than 1%

** Of the amount listed as beneficially owned, Goldman Sachs & Co. sold $1,475,000 principal amount at maturity of debentures prior to the date of this prospectus supplement.

*** Assumes that any other holders of debentures, or any future transferees of these holders, do not beneficially own any Series A common stock other than the Series A common stock issuable upon conversion of the debentures.
                            ------------------------

     INVESTING IN OUR CONVERTIBLE SUBORDINATED DEBENTURES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 3, 1999.